Filed Pursuant to Rule 424(b)(5)
Registration No. 333-166328

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 5, 2010

21,000,000 Shares

Cheniere Energy, Inc.

Common Stock

We are offering to sell 21,000,000 shares of our common stock, par value $0.003 per share. Our common stock is listed on the NYSE Amex Equities, or AMEX, under the symbol “LNG.” The last reported sale price on AMEX on March 13, 2012 was $16.01.

We have granted the underwriter the right to purchase up to 3,150,000 additional shares of common stock to cover any over-allotments. The underwriter can exercise this right at any time within 30 days after the offering. In addition, we may, in our discretion, increase the number of shares that we are offering based on market demand.

Investing in our common stock involves risks, including those described under “Risk Factors” beginning on page S-10 of this prospectus supplement.

We are selling to the underwriter the shares of common stock at a price of $14.58 per share, resulting in net proceeds to us, before deducting expenses related to the offering, of $306.2 million, or $352.1 million assuming full exercise of the underwriter’s option to purchase additional shares.

The underwriter expects to deliver the shares of common stock to investors on or about March 19, 2012.

The underwriter will offer the shares of common stock for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is March 14, 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, which describes the terms of this offering of shares of our common stock, supplements the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add to, update or change the information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents incorporated by reference into this prospectus supplement and referred to under the heading “Where You Can Find More Information.”

We have not, and the underwriter has not, authorized anyone to provide you with any information that is not contained in or incorporated by reference into this prospectus supplement or in any related free writing prospectus filed with the Securities and Exchange Commission, or SEC. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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DEFINITIONS

In this prospectus supplement, unless the context otherwise requires:

•	Bcf means billion cubic feet;

•	Bcf/d means billion cubic feet per day;

•	LNG means liquefied natural gas;

•	LNG train means an independent modular unit for gas liquefaction;

•	MMBtu means million British thermal units;

•	mtpa means million metric tons per annum; and

•	TUA means terminal use agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included herein or incorporated herein by reference are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•

statements relating to the construction or operation of each of our proposed LNG terminals or our proposed pipelines, liquefaction facilities or other projects, or expansions or extensions thereof, including statements concerning the completion or expansion thereof by certain dates or at all, the costs related thereto and certain characteristics, including amounts of regasification, transportation, liquefaction and storage capacity, the number of storage tanks, LNG trains, docks, pipeline deliverability and the number of pipeline interconnections, if any;

•

statements that we expect to receive an order from the Federal Energy Regulatory Commission, or FERC, authorizing us to construct and operate proposed LNG receiving terminals, liquefaction facilities, pipelines or other projects by certain dates, or at all;

•

statements regarding future levels of domestic natural gas production, supply or consumption; future levels of LNG imports into North America; sales of natural gas in North America or other markets; exports of LNG from North America; and the transportation, other infrastructure or prices related to natural gas, LNG or other energy sources or hydrocarbon products;

•

statements regarding any financing or refinancing transactions or arrangements, or ability to enter into such transactions or arrangements, whether on the part of Cheniere Energy, Inc., or Cheniere, or any subsidiary or at the project level;

•

statements regarding any commercial arrangements presently contracted, optioned or marketed, or potential arrangements, to be performed substantially in the future, including any cash distributions and revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification, liquefaction or storage capacity that are, or may become, subject to such commercial arrangements;

•	statements regarding counterparties to our commercial contracts, construction contracts and other contracts;

•

statements regarding any business strategy, any business plans or any other plans, forecasts, projections or objectives, including potential revenues and capital expenditures, any or all of which are subject to change;

S-ii

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, requirements, permits, investigations, proceedings or decisions;

•	statements regarding our anticipated LNG and natural gas marketing activities; and

•	any other statements that relate to non-historical or future information.

These forward-looking statements are often identified by the use of terms and phrases such as “achieve,” “anticipate,” “believe,” “contemplate,” “develop,” “estimate,” “expect,” “forecast,” “plan,” “potential,” “project,” “propose,” “strategy” and similar terms and phrases, or by the use of future tense. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which are made as of the date of this prospectus supplement and speak only as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the “Risk Factors” section of this prospectus supplement and our annual report on Form 10-K for the fiscal year ended December 31, 2011. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not, and the underwriter has not, independently verified such data, and we and the underwriter make no representation as to the accuracy of such information. Similarly, we believe that our internal research is reliable, but it has not been verified by any independent sources.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the common stock offered by this prospectus supplement. The registration statement, including the exhibits attached thereto, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement and the accompanying prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.cheniere.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

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The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus supplement the following documents filed with the SEC under the Exchange Act (other than any portions of the respective filings that were furnished pursuant to Item 2.02 or 7.01 of Current Reports on Form 8-K or other applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Current Reports on Form 8-K, as filed with the SEC on January 6, 2012, January 26, 2012, January 30, 2012 (two), February 27, 2012 and March 7, 2012; and

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on March 2, 2001, including any amendments or reports filed for the purpose of updating the description.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until our offering hereunder is completed will be deemed to be incorporated by reference into this prospectus supplement and will be a part of this prospectus supplement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed documents that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Cheniere Energy, Inc.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5100

Attn: Investor Relations

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SUMMARY

This summary, which highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, is not complete and may not contain all of the information that you should consider before investing in shares of our common stock. Unless indicated otherwise, the information presented in this prospectus supplement assumes that the underwriter does not exercise its option to purchase additional shares of common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. You should also consider, among other things, the information contained in “Risk Factors” in this prospectus supplement as well as the information contained in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes thereto, each of which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and incorporated by reference into this prospectus supplement. In this prospectus supplement, except as otherwise stated or required by the context, references to “Cheniere,” the “Company,” “we,” “us,” “our” and similar terms refer to Cheniere Energy, Inc. and its consolidated subsidiaries, collectively. References to “Cheniere Partners” refer to Cheniere Energy Partners, L.P. (NYSE Amex Equities: CQP), in which Cheniere has an 88.8% ownership interest.

Our Company

We are a Houston-based energy company primarily engaged in LNG-related businesses. We own and operate the Sabine Pass LNG terminal in Louisiana through our 88.8% ownership interest in and management agreements with Cheniere Partners, which is a publicly traded partnership that we created in 2007. We also own and operate the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with natural gas markets in North America. Approximately one-half of the receiving capacity of the Sabine Pass LNG terminal is contracted to two international oil companies. One of our subsidiaries, Cheniere Marketing, LLC, or Cheniere Marketing, is marketing LNG and natural gas on its own behalf and on behalf of Cheniere Partners, monetizing the other half of the LNG receiving capacity at the Sabine Pass LNG terminal. Cheniere Partners is developing a liquefaction project to add liquefaction capabilities at the Sabine Pass LNG terminal through a wholly owned subsidiary, Sabine Pass Liquefaction, LLC, or Sabine Liquefaction. We are in various stages of developing other projects, including LNG and other marine hydrocarbon terminals and pipeline related projects, each of which, among other things, will require acceptable commercial and financing arrangements before we make a final investment decision.

Our Business Strategy

Our primary business strategy is to identify markets in which the development of marine hydrocarbon terminals presents an opportunity to develop assets based on long-term, take-or-pay type contracts. Our initial development of the Sabine Pass LNG terminal, based on contracts with Chevron U.S.A. Inc., or Chevron, and Total Gas and Power North America, Inc., or Total, has provided us with the opportunity to expand the terminal to add liquefaction capabilities. We plan to implement our strategy by:

•	safely maintaining and operating the Sabine Pass LNG terminal and the Creole Trail Pipeline;

•	obtaining the requisite regulatory permits and financing to reach a final investment decision on Cheniere Partners’ liquefaction project;

•

expanding the Sabine Pass LNG terminal to add liquefaction capabilities, and modifying the Creole Trail Pipeline to transport natural gas to the Sabine Pass LNG terminal for fuel and for Sabine Liquefaction to satisfy its LNG delivery obligations under its LNG sale and purchase agreements, or SPAs;

•	contracting for feed and fuel gas for Cheniere Partners’ liquefaction project;

•

utilizing the 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG terminal held by one of Cheniere Partners’ wholly owned subsidiaries, Cheniere Energy Investments, LLC, or Cheniere Investments, for short-term and spot LNG purchases and sales until such capacity is used in connection with Cheniere Partners’ liquefaction project;

•

developing business relationships for the marketing of additional long-term and short-term agreements for excess LNG volumes at the Sabine Pass LNG terminal that have not been sold to our long-term customers, and for long-term and short-term contracts for potential future projects at other sites; and

•	optimizing our capital structure to finance the construction and operation of the facilities needed to serve our customers.

Our Business

Our business activities are conducted by the following three operating segments:

•	LNG terminal business;

•	Natural gas pipeline business; and

•	LNG and natural gas marketing business.

LNG Terminal Business

We began developing our LNG terminal business in 1999 and were among the first companies to secure sites and commence development of new LNG terminals in North America. We focused our development efforts on three LNG terminal projects: Sabine Pass LNG in western Cameron Parish, Louisiana on the Sabine Pass Channel; Corpus Christi LNG near Corpus Christi, Texas; and Creole Trail LNG at the mouth of the Calcasieu Channel in central Cameron Parish, Louisiana. We constructed the Sabine Pass LNG terminal and are developing a project to add liquefaction capabilities at the Sabine Pass LNG terminal, which is owned through Cheniere Partners, in which we hold an approximate 88.8% interest. We currently own 100% interests in both the Corpus Christi and Creole Trail LNG terminal projects.

Regasification Facilities

The Sabine Pass LNG terminal has operational regasification capacity of approximately 4.0 Bcf/d (with peak capacity of approximately 4.3 Bcf/d) and aggregate LNG storage capacity of approximately 16.9 Bcf. Approximately 2.0 Bcf/d of the regasification capacity at the Sabine Pass LNG terminal has been reserved under two long-term third-party TUAs, under which Sabine Pass LNG’s customers are required to pay fixed monthly fees, whether or not they use the LNG terminal. Capacity reservation fee TUA payments are made by Sabine Pass LNG’s third-party TUA customers as follows:

•

Total has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to Sabine Pass LNG aggregating approximately $125 million per year for 20 years that commenced April 1, 2009. Total, S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion, subject to certain exceptions; and

•

Chevron has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to Sabine Pass LNG aggregating approximately $125 million per year for 20 years that commenced July 1, 2009. Chevron Corporation has guaranteed Chevron’s obligations under its TUA up to 80% of the fees payable by Chevron.

The remaining approximately 2.0 Bcf/d of regasification capacity has been reserved by Cheniere Partners through a TUA between Cheniere Investments and Sabine Pass LNG. Cheniere Investments is obligated to make monthly capacity payments to Sabine Pass LNG aggregating approximately $250 million per year through at least September 30, 2028; however, the revenue earned by Sabine Pass LNG from Cheniere Investments’ capacity payments under the TUA is eliminated upon consolidation of our financial statements. Cheniere Partners has guaranteed Cheniere Investments’ obligations under its TUA.

Liquefaction Facilities

In June 2010, Cheniere Partners formed Sabine Liquefaction to own, develop and operate liquefaction facilities at the Sabine Pass LNG terminal. In constructing the proposed liquefaction facilities, Cheniere Partners proposes to take advantage of the existing marine and storage facilities that were constructed for the LNG receiving terminal, thereby saving a substantial amount of capital cost compared to the cost of constructing a greenfield facility. We anticipate LNG exports could commence as early as 2015 with each LNG train commencing operations approximately six to nine months after the previous LNG train.

The Department of Energy, or DOE, has granted Sabine Liquefaction an order authorizing the export of up to the equivalent of 16 mtpa (approximately 800 Bcf) per year of domestically produced LNG by vessel from the Sabine Pass LNG terminal to Free Trade Agreement, or FTA, countries for a 30-year term, beginning on the earlier of the date of first export or September 7, 2020, and another order authorizing the export of up to the equivalent of 803 Bcf per year (approximately 16 mtpa) of domestically produced LNG by vessel from the Sabine Pass LNG terminal to non-FTA countries for a 20-year term, beginning on the earlier of the date of first export or May 20, 2016.

Sabine Pass has submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal, which we anticipate receiving in the second quarter of 2012.

Sabine Liquefactions has entered into four SPAs, under which customers have committed to purchase, in aggregate, 834.0 million MMBtu of LNG per year (approximately 16 mtpa) as follows:

•	BG Gulf Coast LNG, LLC, or BG, has agreed to purchase 286.5 million MMBtu of LNG per year (approximately 5.5 mtpa);

•	Gas Natural Aprovisionamientos SDG S.A., or Gas Natural Fenosa, an affiliate of Gas Natural SDG S.A., has agreed to purchase 182.5 million MMBtu of LNG per year (approximately 3.5 mtpa);

•	Korea Gas Corporation, or KOGAS, has agreed to purchase 182.5 million MMBtu of LNG per year (approximately 3.5 mtpa); and

•	GAIL (India) Limited, or GAIL, has agreed to purchase 182.5 million MMBtu of LNG per year (approximately 3.5 mtpa).

In aggregate, these customers have agreed to pay Sabine Liquefaction approximately $2.3 billion annually, plus an amount per MMBtu of LNG equal to 115% of the final settlement price for the New York Mercantile Exchange natural gas futures contract for the month in which the relevant cargo is scheduled.

We expect to commence construction of LNG trains 1 and 2 during the first half of 2012 and begin operations in late 2015, with the second LNG train commencing operations approximately six to nine months after the first LNG train. We expect to complete our construction plan and cost estimates for LNG trains 3 and 4 by the end of 2012, begin construction by the end of the first quarter of 2013, and begin operations in 2017.

The cost to construct LNG trains 1 and 2 is currently estimated to be approximately $4.5 billion to $5.0 billion, before financing costs. Our cost estimates are subject to change due to such items as change orders, delays in construction, increased component and material costs, escalation of labor costs and increased spending to maintain our construction schedule.

In November 2011, Sabine Liquefaction entered into a lump sum turnkey agreement with Bechtel Oil, Gas and Chemicals, Inc. for procurement, engineering, design, installation, training, commissioning and placing into service of the first two LNG trains and related facilities at the Sabine Pass LNG terminal.

Natural Gas Pipeline Business

We formed Cheniere Pipeline Company, a wholly owned subsidiary, to develop natural gas pipelines to provide access to North American natural gas markets for customers of our LNG terminals. We are also developing other pipeline projects not primarily related to our LNG terminals. Our pipeline systems developed in conjunction with our LNG terminals will interconnect with multiple interstate pipelines, providing a means of transporting natural gas between trading points in the Gulf Coast and our LNG terminals. Our other projects are market-focused, seeking to connect natural gas supplies to growing markets. Our ultimate decisions regarding further development of new pipeline projects will depend upon future events, including, in particular, customer preferences and general market demand for pipeline transportation of natural gas from or to a particular LNG terminal.

The Creole Trail Pipeline is a permitted 153-mile natural gas pipeline. We have constructed, placed in-service and are operating the first 94 miles, which connect the Sabine Pass LNG terminal to numerous interconnection points with existing interstate and intrastate natural gas pipelines in southwest Louisiana.

In connection with Cheniere Partners’ liquefaction project, we are developing a project for the Creole Trail Pipeline to be able to transport natural gas to the Sabine Pass LNG terminal for fuel and for Sabine Liquefaction to satisfy its LNG delivery obligations under its SPAs. We will contemplate making a final investment decision to commence construction of the expansion project upon, among other things, entering into acceptable commercial and financing arrangements.

LNG and Natural Gas Marketing Business

Our wholly owned subsidiary, Cheniere Marketing, is engaged in the LNG and natural gas marketing business and is seeking to develop a portfolio of long-term, short-term and spot LNG purchase and sale agreements, assist Cheniere Investments in negotiating with potential customers to monetize the 2.0 Bcf/d of regasification capacity at the Sabine Pass LNG terminal, and enter into business relationships for the domestic marketing of natural gas imported by Cheniere Marketing as LNG to the Sabine Pass LNG terminal.

Cheniere Marketing has been purchasing, transporting and unloading commercial LNG cargoes into the Sabine Pass LNG terminal and has used trading strategies intended to maximize margins on these cargoes. In addition, Cheniere Marketing has continued to enter into various business relationships to facilitate purchasing and selling commercial LNG cargoes.

Recent Developments

Proposed Blackstone Transaction

In February 2012, Cheniere Partners entered into an exclusive arrangement with Blackstone Energy Partners, L.P., Blackstone Capital Partners VI L.P., and certain affiliates of those entities, or collectively Blackstone, to finalize and execute definitive agreements under which Blackstone would purchase newly issued senior subordinated paid-in-kind units of Cheniere Partners, or Class B Units, for $2 billion, which would be used by Cheniere Partners to fund the equity portion of the costs of developing, constructing and placing into service Cheniere Partners’ liquefaction project, the purchase of the Creole Trail Pipeline from Cheniere and other partnership business purposes. Subject to the final terms of the unit purchase agreement, Blackstone would potentially purchase approximately 111.11 million Class B Units for $18 per unit, and the Class B Units would have a quarterly accrual rate of 4.2% and mandatorily convert into common units of Cheniere Partners after the first two LNG trains begin commercial operations, which we expect to occur in 2016; the parties also contemplate that the board of directors of the general partner of Cheniere Partners would consist of 11 members, including four directors appointed by Blackstone, four directors appointed by Cheniere and three independent directors.

Cheniere intends that Cheniere Partners’ proposed financing transaction with Blackstone and Cheniere’s proposed sale of the Creole Trail Pipeline to Cheniere Partners would not result in Cheniere being deemed to not control the general partner of Cheniere Partners, to be an investment company under the Investment Company Act of 1940, as amended, or being required to deconsolidate Cheniere Partners. The definitive documentation would contain adjusted governance and related provisions that address these matters; otherwise, the Blackstone financing would not be consummated and Cheniere Partners will need to find alternative sources of financing for its portion of the costs to develop, construct and place into service Cheniere Partners’ proposed liquefaction project. The closing of the proposed Blackstone financing will be subject to, among other things, receipt of regulatory approvals required to permit commencement of construction of Cheniere Partners’ proposed liquefaction project, closing of the purchase and sale of the Creole Trail Pipeline, closing of the debt financing for the first two LNG trains, execution of definitive documents and other conditions to be agreed upon. There can be no assurances that the proposed transaction between Cheniere Partners and Blackstone will be consummated on terms acceptable to both parties, or at all.

Company Information

We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at 700 Milam Street, Suite 800, Houston, Texas 77002, and our telephone number at that address is (713) 375-5000. Our website address is www.cheniere.com. However, information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider the information contained on our website to be part of this prospectus supplement.

Corporate Structure

The following diagram depicts our simplified capital structure, including our ownership of Cheniere Partners and Sabine Pass LNG, L.P., as of March 12, 2012, without giving pro forma effect to any of the proposed transactions described in this prospectus supplement.

THE OFFERING

Issuer	Cheniere Energy, Inc.

AMEX Symbol	“LNG”

Common stock offered by us	21,000,000 shares (or 24,150,000 shares if the underwriter’s over-allotment option is exercised in full). We may, in our discretion, increase the number of shares we are offering based on market demand.

Common stock to be outstanding after the offering	150,609,827 shares (or 153,759,827 shares if the underwriter’s over-allotment option is exercised in full)

Use of proceeds	We will use the net proceeds of approximately $306.2 million from the offering ($352.1 million if the underwriter’s over-allotment option is exercised in full), after deducting underwriting discounts and fees but before paying estimated offering expenses of approximately $200,000, for general corporate purposes, including repayment of indebtedness.

Risk Factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement.

The number of shares of common stock outstanding before and after this offering is based on the number of shares outstanding as of March 12, 2012 and excludes:

•	759,757 shares of common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price per share of $26.27; and

•	7,459,009 shares of common stock reserved for issuance upon the conversion of our outstanding convertible notes.

SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial information as of December 31, 2010 and 2011 and for each of the years ended December 31, 2009, 2010 and 2011 has been derived from Cheniere’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial information as of December 31, 2009 has been derived from our audited financial statements not incorporated by reference into this prospectus supplement. This information is only a summary and you should read it in conjunction with “Capitalization” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” which discusses factors affecting the comparability of the information presented, and our consolidated financial statements and related notes, each of which is incorporated herein by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Our historical results included below are not necessarily indicative of our future performance.

The summary pro forma condensed consolidated statement of operations data for the year ended December 31, 2011 gives effect on a pro forma basis to the proposed Blackstone transaction, including the purchase and sale of equity interests of entities that own the Creole Trail Pipeline by Cheniere Partners from subsidiaries of Cheniere, as if they had been consummated on January 1, 2011. The summary pro forma condensed consolidated balance sheet information gives effect on a pro forma basis to the consummation of the proposed Blackstone transaction, including the Creole Trail Pipeline purchase and sale, as if they had been consummated on December 31, 2011. There can be no assurance that the proposed transactions will occur on the terms presented, or at all.

The information presented below should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus supplement.

	Historical			Pro Forma
	For the Years Ended December 31,
	2009	2010	2011	2011
	(In thousands, except per share data)
	(audited)			(unaudited)
Consolidated Statements of Operations Data:
Revenues	$181,126	$291,513	$290,444	$290,444
LNG terminal and pipeline development expenses	223	11,971	40,803	40,803
LNG terminal and pipeline operating expenses	36,857	42,415	39,101	39,101
Depreciation, depletion and amortization	54,229	63,251	63,405	63,405
Oil and gas production and exploration costs and other	491	627	562	562
General and administrative expense (1)	65,830	68,626	88,427	88,427

Income from operations	23,496	104,623	58,146	58,146
Gain from equity method investments (2)	—	128,330	—	—
Gain (loss) from early extinguishment of debt (3)	45,363	(50,320)	—	—
Derivative gain	5,277	461	(2,251)	(2,251)
Interest expense, net	(243,295)	(262,046)	(259,393)	(259,393)
Interest income	1,405	534	348	348
Other income (expense)	99	24	(28)	(28)
Non-controlling interest	6,165	2,191	4,582	6,682
Income tax provision	—	—	(160)	(160)

Net loss	$(161,490)	$(76,203)	$(198,756)	$(196,656)

Net loss per share (basic)	$(3.13)	$(1.37)	$(2.60)	$(2.57)
Net loss per share (diluted)	$(3.13)	$(1.37)	$(2.60)	$(2.57)
Weighted average shares outstanding (basic)	51,598	55,765	76,483	76,483
Weighted average shares outstanding (diluted)	51,598	55,765	76,483	76,483

	Historical			Pro Forma
	As of December 31,
	2009	2010	2011	2011
	(In thousands)
	(audited)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$88,372	$74,161	$459,160	$759,160
Current restricted cash and cash equivalents	138,309	73,062	102,165	1,684,165
Working capital	220,063	99,276	6,492	1,888,492
Non-current restricted cash and cash equivalents	82,892	82,892	82,892	82,892
Total liabilities	3,164,749	3,026,117	3,088,317	3,088,317
Total stockholders’ deficit	(649,732)	(661,631)	(381,567)	(379,467)
Non-controlling interest	217,605	189,021	208,575	2,088,475
Total equity (deficit)	(432,127)	(472,610)	(172,992)	1,709,008

(1)	General and administrative expenses include $24.4 million, $16.1 million and $19.2 million of share-based compensation expense recognized in the years ended December 31, 2011, 2010 and 2009, respectively.
(2)	In 2010, our investment in Freeport LNG Development, L.P. was sold, generating net cash proceeds of $104.3 million and a gain to Cheniere of $128.3 million.
(3)	Amount in 2010 relates to the cost to amend certain provisions of the term loan agreement that we entered into in August 2008 pursuant to which we obtained $250 million. Amount in 2009 relates to gains on the termination of $120.4 million of our Convertible Senior Unsecured Notes.

RISK FACTORS

The shares of common stock offered by this prospectus supplement may involve a high degree of risk. You should carefully read and consider each of the following risk factors and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2011, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, results of operation, financial condition, liquidity and prospects.

Risks Related to Our Common Stock and This Offering

Market prices of our common stock have changed significantly and could change further.

The market price of our common stock may decline from its current levels in response to various factors and events beyond our control, including the following:

•	a shortfall in operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	general conditions in our industry;

•	announcements of significant contracts by our competitors;

•	the passage of legislation or other regulatory developments that affect us adversely;

•	general conditions in the securities markets;

•	our issuance of a significant number of shares of our common stock; and

•	the other risk factors described herein.

We currently do not intend to pay dividends on our common stock and, consequently, you will achieve a positive return on your investment in our common stock only if the market price of our common stock appreciates above the price that you pay for it.

We currently do not plan to declare dividends on shares of our common stock for the foreseeable future. Furthermore, the payment of dividends by us is restricted by certain provisions of our debt agreements. See “Description of Capital Stock” in the accompanying prospectus for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you are able to sell your shares at a profit.

Future sales of our common stock in the public market could lower our stock price.

Our directors and executive officers beneficially owned approximately 7.1 million shares of our common stock as of March 12, 2012. These stockholders will be free to sell those shares, subject to the limitations of Rule 144 under the Securities Act and, subject to certain exceptions, the 60-day lock-up agreements that these stockholders have entered into with the underwriter. However, the market price of our common stock could decline significantly if these stockholders sell a large number of shares into the public market after this offering or if the market believes that these sales may occur.

We may also issue our common stock from time to time as consideration for future acquisitions and investments and to finance our operations and proposed projects. In the event that any such acquisition, investment or financing is significant, the number of shares of our common stock that we may issue could in turn be significant. We may also issue 1.7 million shares to Scorpion Capital Partners, LP in exchange for the outstanding principal balance of its 2008 Loans. In addition, we may also grant registration rights covering those shares in connection with any such acquisition, investment or financing.

Delaware law and our charter documents may impede or discourage a takeover or change of control.

Certain provisions of our restated certificate of incorporation, as amended, our amended and restated by-laws, as amended, and the provisions of Delaware law, individually or collectively, may impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which could affect the market price of our common stock.

The forward-looking statements contained in this prospectus supplement are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements.

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, in particular, the statements about our plans, strategies, and prospects under the heading “Summary.” Our plans, intentions or expectations included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference may not be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference are set forth above and in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus supplement. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

Our proceeds from the sale of shares of 21,000,000 our common stock in this offering (24,150,000 shares of our common stock if the underwriter’s over-allotment option is exercised in full), will be $306.2 million ($352.1 million if the underwriter’s over-allotment option is exercised in full), after deducting estimated underwriting discounts but before estimated offering expenses of approximately $200,000.

We intend to use the net proceeds from this offering for general corporate purposes, including repayment of indebtedness.

MARKET PRICE OF COMMON STOCK

Our common stock has traded on the NYSE Amex Equities under the symbol “LNG” since March 24, 2003. The table below presents the high and low daily closing sales prices of the common stock, as reported by the NYSE Amex Equities, for each quarter during 2009, 2010 and 2011 and for the period from January 1, 2012 through March 13, 2012.

	High	Low
2009
Three months ended March 31, 2009	$4.98	$3.01
Three months ended June 30, 2009	5.19	2.71
Three months ended September 30, 2009	3.47	2.50
Three months ended December 31, 2009	2.95	1.80
2010
Three months ended March 31, 2010	$3.55	$2.49
Three months ended June 30, 2010	5.20	2.55
Three months ended September 30, 2010	3.04	2.36
Three months ended December 31, 2010	6.20	2.63
2011
Three months ended March 31, 2011	$10.38	$6.25
Three months ended June 30, 2011	11.76	7.49
Three months ended September 30, 2011	10.64	5.07
Three months ended December 31, 2011	11.93	4.00
2012
January 1, 2012 through March 13, 2012	$16.67	$8.70

As of March 13, 2012, we had approximately 129.6 million shares of common stock outstanding held by approximately 249 record owners. The last reported sale price on the NYSE Amex Equities on March 13, 2012 was $16,01.

CAPITALIZATION

The following table sets forth our capitalization and cash position as of December 31, 2011:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the proposed Blackstone transaction described above under “Summary—Recent Developments” and (ii) the purchase and sale of equity interests of entities that own the Creole Trail Pipeline by Cheniere Partners from subsidiaries of Cheniere; and

•

on a pro forma as adjusted basis to give effect to the issuance and sale of 21,000,000 shares of our common stock in this offering and the use of proceeds therefrom as described under “Use of Proceeds” (assuming the underwriter has not exercised its over-allotment option).

You should read this table in conjunction with the information contained in the “Unaudited Pro Forma Condensed Consolidated Financial Statements” section in this prospectus supplement and in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the notes to our consolidated financial statements, each of which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and incorporated by reference into this prospectus supplement.

	As of December 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$459,160	$759,160	$1,065,140

Debt (before debt discount):
Senior Notes (including related parties):	$2,215,500	$2,215,500	$2,215,500
2007 Term Loan	298,000	298,000 (1)	298,000 (1)
2008 Loans (including related parties)	282,293	282,293	282,293
Convertible Senior Unsecured Notes	204,630	204,630	204,630

Total debt	3,000,423	3,000,423	3,000,423
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—	—
Common stock, $0.003 par value
Authorized: 240.0 million shares at December 31, 2011
Issued and outstanding: 129.5 million shares at December 31, 2011 and pro forma and 150.5 million shares pro forma as adjusted	389	389	452
Treasury stock: 3.4 million at December 31, 2011, at cost	(20,195)	(20,195)	(20,195)
Additional paid-in-capital	898,702	898,702	1,204,619
Accumulated deficit	(1,260,205)	(1,258,105)	(1,258,105)
Accumulated other comprehensive income (loss)	(258)	(258)	(258)

Total stockholders’ deficit	(381,567)	(379,467)	(73,487)
Non-controlling interest	208,575	2,088,475	2,088,475

Total equity (deficit)	(172,992)	1,709,008	2,014,988

Total capitalization	$2,827,431	$4,709,431	$5,015,411

(1)	In January 2012, the 2007 Term Loan was repaid in full.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information gives pro forma effect to the proposed Blackstone transaction described above under “Summary—Recent Developments,” including the purchase and sale of equity interests of entities that own the Creole Trail Pipeline by Cheniere Partners from subsidiaries of Cheniere. The proposed transaction reflected in the unaudited pro forma condensed consolidated financial statements have not yet occurred and are subject to conditions precedent and final agreement and documentation as described in the “Summary—Recent Developments” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus supplement. There can be no assurance that the proposed transactions will occur on the terms presented, or at all.

The pro forma consolidated statement of operations reflects consummation of the proposed Blackstone and Creole Trail Pipeline transactions as if they had occurred on January 1, 2011. The historical results of operations included in the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2011 were derived from the audited financial statements of Cheniere incorporated by reference into this prospectus supplement.

The pro forma condensed consolidated balance sheet reflects the proposed Blackstone and Creole Trail Pipeline transactions as if they had occurred on December 31, 2011. The historical balance sheet of Cheniere included in the unaudited pro forma condensed consolidated balance sheet was derived from the audited financial statements of Cheniere incorporated by reference into this prospectus supplement. The pro forma condensed consolidated balance sheet does not reflect the significant additional debt financing that will be required in connection with the development and construction of Cheniere Partners’ proposed liquefaction project. As a result, the adjustments presented principally reflect the expected receipt of proceeds and decrease in Cheniere’s percentage ownership in Cheniere Partners.

This unaudited pro forma condensed consolidated financial information has been prepared by management for illustrative purposes only. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the proposed Blackstone and Creole Trail Pipeline transactions occurred. The proceeds of this offering have not been reflected in the pro forma results. The unaudited pro forma condensed consolidated financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements and notes thereto of Cheniere incorporated by reference into this prospectus supplement.

CHENIERE ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET (in thousands, except share data)
	December 31, 2011	Adjustment 1	Adjustment 2	Adjustment 3	Pro Forma
	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$459,160	$—	$300,000	$—	$759,160
Restricted cash and cash equivalents	102,165	1,882,000	(300,000)	—	1,684,165
Other current assets	30,127	—	—	—	30,127

Total current assets	591,452	1,882,000	—	—	2,473,452

Property, plant and equipment, net	2,107,129	—	—	—	2,107,129
Other non-current assets	216,744	—	—	—	216,744

Total assets	$2,915,325	$1,882,000	$—	$—	$4,797,325

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current debt	$492,724	$—	$—	$—	$492,724
Other current liabilities	92,236	—	—	—	92,236

Total current liabilities	584,960	—	—	—	584,960

Long-term debt, net of discount(*)	2,465,113	—	—	—	2,465,113
Long-term debt-related parties, net of discount	9,598	—	—	—	9,598
Other non-current liabilities	28,646	—	—	—	28,646
Commitments and contingencies	—	—	—	—	—

Stockholders’ deficit
Preferred Stock, $.0001 par value, 5.0 million shares authorized, none issued
Common Stock, $.003 par value
Authorized: 240.0 million shares at December 31, 2011
Issued and outstanding: 129.5 shares at December 31, 2011	389	—	—	—	389
Treasury stock, 3.4 million shares at December 31, 2011, at cost	(20,195)	—	—	—	(20,195)
Additional paid-in-capital	898,702	—	—	—	898,702
Accumulated deficit	(1,260,205)	—	—	2,100	(1,258,105)
Accumulated other comprehensive loss	(258)	—	—	—	(258)

Total stockholders’ deficit	(381,567)	—	—	2,100	(379,467)
Non-controlling interest	208,575	1,882,000	—	(2,100)	2,088,475

Total equity (deficit)	(172,992)	1,882,000	—	—	1,709,008

Total liabilities and deficit	$2,915,325	$1,882,000	$—	$—	$4,797,325

* – Does not reflect the significant additional debt financing that will be required in connection with the development and construction of Cheniere Partners’ proposed liquefaction project.

CHENIERE ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31, 2011	Adjustment 1	Adjustment 2	Adjustment 3	Pro Forma
	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
LNG terminal revenues	$274,272	$—	$—	$—	$274,272
Marketing and trading revenues	13,554	—	—	—	13,554
Oil and gas sales	2,568	—	—	—	2,568
Other	50	—	—	—	50

Total revenues	290,444	—	—	—	290,444

Operating costs and expenses
General and administrative expense	88,427	—	—	—	88,427
Depreciation, depletion and amortization	63,405	—	—	—	63,405
LNG terminal and pipeline operating expense	39,101	—	—	—	39,101
LNG terminal and pipeline development expense	40,803	—	—	—	40,803
Other	562				562

Total operating costs and expenses	232,298	—	—	—	232,298

Income from operations	58,146	—	—	—	58,146

Other income (expense)
Interest expense, net	(259,393)	—	—	—	(259,393)
Derivative gain/(loss)	(2,251)	—	—	—	(2,251)
Other income	320	—	—	—	320

Total other expense	(261,324)	—	—	—	(261,324)
Loss before income taxes and non-controlling interest	(203,178)	—	—	—	(203,178)
Income tax provision	(160)	—	—	—	(160)

Non-controlling interest	4,582	—	—	2,100	6,682

Net loss	$(198,756)	$—	$—	$2,100	$(196,656)

Net loss per share attributable to common stockholders - basic and diluted	$(2.60)				$(2.57)
Weighed average number of common shares outstanding - basic and diluted	76,483				76,483

Adjustment Explanations

1 – Receipt of $2.0 billion proceeds from the proposed Blackstone transaction, net of transaction costs.

2 – Adjustment to reflect the estimated cash portion of the proposed Creole Trail Pipeline transfer. The final terms, including the estimated purchase price of the Creole Trail Pipeline, are preliminary and subject to approval by the parties and Cheniere Partners’ conflicts committee and Board of Directors.

3 – Allocation of Creole Trail Pipeline’s loss to the non-controlling interest for the year ended December 31, 2011, to reflect the proposed Creole Trail Pipeline transfer, as if it had been consummated on January 1, 2011.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income tax consequences that apply to non-U.S. holders (as defined below) of shares of our common stock. Except where noted, this discussion deals only with shares of common stock held as capital assets (generally, property held for investment) by a non-U.S. holder and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person who is an investor in a pass-through entity or subject to the alternative minimum tax;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes; or

•	a United States expatriate, a former U.S. citizen or a long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different than those summarized below. This discussion does not address all aspects of U.S. federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including state, local or foreign tax considerations).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a share of common stock who is an individual, corporation, estate or trust and who is not a U.S. holder.

If an entity classified as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding common stock, we urge you to consult your own tax advisors.

Dividends

Any dividends paid to you with respect to the shares of common stock will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In order to obtain a reduced rate of withholding, you will be required to provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN (or other applicable form) certifying your entitlement to benefits under a treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate U.S. federal income tax rates. You will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Shares of Common Stock

You will recognize gain or loss on the sale, exchange, redemption or other taxable disposition of shares of common stock. Nevertheless, subject to the discussion below concerning backup withholding, gain generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are a non-U.S. individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in the common stock (i.e., a domestic corporation the fair market value of whose “U.S. real property interests,” or USRPIs, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business).

If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition at applicable graduated individual or corporate U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, although a substantial portion of our assets consist of USRPIs, we believe based on current and historical valuations of our assets that we are not and have not been a USRPHC for U.S. federal income tax purposes. Nevertheless, no assurances can be made that the IRS will not take a contrary position or that our circumstances will not change in the future (including changes to the values of our assets and future acquisitions and divestitures of such assets). However, in the event that we are or become a USRPHC at any time during the applicable period described above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the applicable period, or (ii) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our common stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our common stock.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, you provide your name and address on an IRS Form W-8BEN (or other applicable form), and you certify, under penalties of perjury, that you are not a United States person, or you otherwise establish an exemption.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of common stock made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Withholdable Payments to Foreign Entities and Other Foreign Entities

Legislation enacted in 2010 imposes withholding taxes on certain types of payments made to “foreign financial institutions” (defined broadly to include hedge funds, private equity funds, mutual funds, securitization vehicles or other investment vehicles) and certain other non-U.S. entities. Under this legislation, the failure to comply with certification, information reporting and other specified requirements (that are different from, and in addition to, the certification requirements described above under “—Information Reporting and Backup Withholding”) could result in a 30% withholding tax being imposed on payments of dividends on, and sales proceeds of, U.S. common stock to certain non-U.S. holders. The legislation is subject to a phased implementation schedule and applies to certain U.S.-source dividends on common stock paid after December 31, 2013 and the gross proceeds of common stock dispositions paid after December 31, 2014. Under certain circumstances, a non-U.S. holder of our common stock may be eligible for a refund or credit of such taxes. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The foregoing discussion is for general information only and should not be viewed as tax advice. Investors considering the purchase of our common stock should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of estate, state, local or foreign tax laws and tax treaties.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 14, 2012, we have agreed to sell Credit Suisse Securities (USA) LLC, the sole underwriter, 21,000,000 shares of common stock at a price of $14.58 per share.

We have granted to the underwriter a 30-day option to purchase up to 3,150,000 additional shares of common stock at a price of $14.58 per share. The option may be exercised only to cover any over-allotments of common stock.

The underwriter will offer the shares of common stock for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the shares of common stock to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the shares of common stock for whom they may act as agents. In connection with the sale of the shares of common stock, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the shares of common stock for whom they may act as agents. The underwriter and any broker/dealers that participate with the underwriter in the distribution of the shares of common stock may be deemed to be an underwriter, and any discounts or commissions received by them and any profit on the resale of the shares of common stock by them may be deemed to be underwriting discounts or commissions.

The underwriter is purchasing the shares of common stock from us at a price of $14.58 per share (resulting in net proceeds to us, before deducting offering expenses, of approximately $306.2 million (or approximately $352.1 million if the underwriter’s over-allotment option is exercised in full)). The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock if any are purchased, other than those covered by the option to purchase additional shares described above.

We estimate that our out-of-pocket expenses for this offering will be approximately $200,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter, for a period of 60 days after the date of this prospectus supplement, except (i) grants of director or employee stock options or restricted stock pursuant to the terms of a plan in effect on the date hereof, (ii) the exercise of any director or employee stock options or the vesting of restricted stock outstanding on the date hereof, (iii) the filing of any registration statement on Form S-8 to register securities reserved for issuance under our equity compensation plans, (iv) the issuance of common stock and securities to Scorpion Capital Partners, LP, or (v) the issuance of our common stock in connection with the conversion of our convertible notes or the exchange of our common stock with respect to such convertible notes in an aggregate amount not to exceed the amount that would otherwise be convertible thereunder as if the conversion price threshold had been met. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

Our directors and certain officers have agreed, subject to exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter, for a period of 60 days after the date of this prospectus supplement; provided, however, that the foregoing will not apply to (a) bona fide gifts or transfers to family members, trusts, or certain other third parties, provided that in most cases the recipient thereof is bound by the lock-up, (b) transfers of shares of common stock pursuant to a 10b5-1 trading plan, (c) transfers of shares of common stock to the Company to effect the cashless exercise of any options to acquire shares of common stock that are outstanding as of March 13, 2012 and (d) sales of shares of common stock for tax purposes relating to the vesting of awards granted under the Company’s equity incentive plans. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension.

We have agreed to indemnify the underwriter against certain liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our common stock is listed on the NYSE Amex Equities under the symbol “LNG.”

The underwriter and its affiliates have performed and may in the future perform investment banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In connection with the offering, the underwriter may engage in over-allotment transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by exercising its over-allotment option and/or purchasing shares in the open market.

These transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex Equities or otherwise.

The shares are offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), the underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such shares to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) or (b) above shall require the publication by the Company or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe to the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Market Act 2000 (the “FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

A prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to itself and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s or selling group member’s website and any information contained in any other website maintained by the underwriter or selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter or selling group member in its capacity as an underwriter or selling group member and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•

the purchaser is a “Canadian permitted client” as defined in National Instrument 31-103—Registration Requirements and Exemptions, or as otherwise interpreted and applied by the Canadian Securities Administrators,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Shearman & Sterling LLP, New York, New York, advised the underwriter in connection with the offering of the shares of common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Cheniere Energy, Inc. appearing in Cheniere Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Cheniere Energy, Inc.

$1,000,000,000

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

RIGHTS

UNITS

By this prospectus, we may from time to time offer and sell in one or more offerings any combination of the following securities:

•	shares of common stock;

•	shares of preferred stock, which may be convertible into or exchangeable for debt securities or common stock;

•	senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

•	subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

•	warrants to purchase common stock, preferred stock, debt securities, rights or units;

•	rights to purchase common stock, preferred stock, debt securities, warrants or units; and/or

•	units consisting of any combination of common stock, preferred stock, debt securities, warrants or rights.

The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $1,000,000,000.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices and the net proceeds that we expect to receive. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, dealers, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents.

Our common stock is listed and traded on the NYSE Amex Equities under the symbol “LNG.”

Investing in our securities involves risks. Please read “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in connection with one or more offerings from time to time, up to a total dollar amount of $1,000,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Cheniere,” “Cheniere Energy,” “our company,” “we,” “our,” “us” or similar references mean Cheniere Energy, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, warrants, rights and units collectively as the “securities.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 26, 2010;

•	our Current Reports on Form 8-K, as filed with the SEC on January 12, 2010, March 31, 2010, April 14, 2010, April 22, 2010 and April 27, 2010;

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 2, 2001, including any amendments and reports filed for the purpose of updating such description; and

•

the description of our Series A Junior Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on November 1, 2004, as amended by Amendment No. 1 thereto filed with the SEC on January 24, 2005 and Amendment No. 2 thereto filed with the SEC on October 24, 2008, including any additional amendments and reports filed for the purpose of updating such description.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, after the date of this prospectus and until our offerings hereunder are completed will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Cheniere Energy, Inc.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

Attn: Investor Relations

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.cheniere.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some information contained in this prospectus, any prospectus supplement and in the documents we incorporate by reference herein and therein may contain certain statements (other than statements of historical fact) that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements generally can be identified by the use of words such as “achieve,” “anticipate,” “believe,” “develop,” “estimate,” “expect,” “forecast,” “plan,” “potential,” “project,” “propose,” “strategy” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes. However, these are not the exclusive means of identifying forward-looking statements.

Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and to be made in good faith, assumed facts or bases almost always vary from actual results, and the difference between assumed facts or bases and actual results could be material, depending on the circumstances. It is important to note that actual results could differ materially from those projected by such forward-looking statements.

Although we believe that the expectations in our forward-looking statements are reasonable, we cannot give any assurance that those expectations will be correct. Our operations are subject to numerous uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate.

Factors that could cause our results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following:

•

statements relating to the construction and operation of each of our proposed liquefied natural gas, or LNG, receiving terminals or our proposed natural gas pipelines, or expansions or extensions thereof, including statements concerning the completion or expansion thereof by certain dates or at all, the costs related thereto and certain characteristics, including amounts of regasification and storage capacity, the number of storage tanks and docks, pipeline deliverability and the number of pipeline interconnections, if any;

•

statements that we expect to receive an order from the Federal Energy Regulatory Commission authorizing us to construct and operate proposed LNG receiving terminals or proposed pipelines by certain dates, or at all;

•

statements regarding future levels of domestic natural gas production, supply or consumption; future levels of LNG imports into North America; sales of natural gas in North America; and the transportation, other infrastructure or prices related to natural gas, LNG or other energy sources or hydrocarbon products;

•	statements regarding any financing or refinancing or recapitalization transactions or arrangements, or ability to enter into such transactions, whether on the part of Cheniere or at the project level;

•

statements regarding any terminal use agreement, or TUA, or other commercial arrangements presently contracted, optioned, marketed or potential arrangements to be performed substantially in the future, including any cash distributions and revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification or storage capacity that are, or may become, subject to TUAs or other contracts;

•	statements regarding counterparties to our TUAs, construction contracts and other contracts;

•

statements regarding any business strategy, any business plans or any other plans, forecasts, projections or objectives, including potential revenues and capital expenditures, any or all of which are subject to change;

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, requirements, permits, investigations, proceedings or decisions;

•	statements regarding our LNG and natural gas marketing activities; and

•	any other statements that relate to non-historical or future information.

Other factors, risks and uncertainties that could cause actual results to differ materially from our expectations are discussed under the heading “Risk Factors” below and as otherwise described in our periodic filings with the SEC.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in any document we incorporate by reference, the date of that document. All such forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this section, and other than as required under the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements.

CHENIERE ENERGY, INC.

Cheniere Energy, Inc., a Delaware corporation, is a Houston-based energy company primarily engaged in LNG-related businesses. We own and operate the Sabine Pass LNG receiving terminal in Louisiana through our 90.6% ownership interest in and management agreements with Cheniere Energy Partners, L.P. (NYSE Amex Equities: CQP), which is a publicly traded partnership we created in 2007. We also own and operate the Creole Trail Pipeline, which interconnects the Sabine Pass LNG receiving terminal with downstream markets. One of our subsidiaries, Cheniere Marketing, LLC, is marketing LNG and natural gas and is developing a portfolio of contracts to monetize capacity at the Sabine Pass LNG receiving terminal and the Creole Trail Pipeline. We are also in various stages of developing other LNG receiving terminal and pipeline related projects, which, among other things, will require acceptable commercial arrangements before we make a final investment decision. In addition, we are engaged to a limited extent in oil and natural gas exploration and development activities in the Gulf of Mexico.

Our corporate headquarters are located at 700 Milam Street, Suite 800 in Houston, Texas. Our phone number is (713) 375-5000, and our website is accessed at www.cheniere.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2009. You should also consider similar information in any annual report on Form 10-K, quarterly report on Form 10-Q or other document incorporated by reference into this prospectus or filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds received by us from the sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes. From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Year Ended December 31,
	2009	2008		2007		2006		2005
Ratio of earnings to fixed charges(a)	1.01x	(b	)	(b	)	(b	)	(b	)

(a)	The ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.
(b)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $341,158, $247,314, $102,373 and $58,657 for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

For these ratios, “earnings” represent the aggregate of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, net of (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference securities dividend requirements of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms and provisions of our capital stock. You should refer to the applicable provisions of our restated certificate of incorporation, as amended, our amended and restated by-laws, as amended, the Rights Agreement, dated as of October 14, 2004, as amended on January 24, 2005 by the First Amendment to Rights Agreement and as amended on October 24, 2008 by the Second Amendment to Rights Agreement (as amended, the “Rights Agreement”), between us and Computershare Trust Company, N.A., as rights agent, the Certificate of Designations of Series B Preferred Stock of Cheniere, the Delaware General Corporation Law, or DGCL, and the documents that we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

As of March 31, 2010, our authorized capital stock was 245,000,000 shares, which included 240,000,000 shares authorized as common stock, $0.003 par value, and 5,000,000 shares authorized as preferred stock, $0.0001 par value. As of March 31, 2010, we had 57,262,754 shares of common stock outstanding. There were no shares of preferred stock outstanding as of such date, although 400,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance in connection with our Rights Agreement. See “Rights Agreement,” below. In addition 50,000 shares of preferred stock have been designated as Series B Preferred Stock and are reserved for issuance in connection with our incurrence of debt in 2008. See “Preferred Stock—Series B Preferred Stock,” below.

Common Stock

Listing. Our common stock is listed on the NYSE Amex Equities under the symbol “LNG.”

Dividends. Subject to the rights of holders of preferred stock, common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. Certain provisions of our debt agreements restrict our ability to pay dividends before August 15, 2011 and thereafter, dividend payments are limited to 50% of our consolidated net income.

Fully Paid. All outstanding shares of common stock are, and the common stock offered by this prospectus and any prospectus supplement will be, fully paid and non-assessable upon issuance.

Voting Rights. Common stockholders are entitled to one vote in the election of directors and other matters for each share of common stock owned. Common stockholders are not entitled to preemptive or cumulative voting rights.

Other Rights. We will notify common stockholders of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. There are no redemption or sinking fund provisions applicable to the common stock.

Transfer Agent and Registrar. Our transfer agent and registrar is Computershare Trust Company, N.A. located in Canton, Massachusetts.

Preferred Stock

Our board of directors can, without approval of our stockholders, issue one or more series or classes of preferred stock from time to time limited by the number of shares of preferred stock then authorized. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series or class, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series or class of preferred stock and the terms and conditions of issue. Our board of directors has designated 400,000 shares of preferred stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance in connection with our Rights Agreement. See “Rights Agreement,” below. In addition, our board of directors has designated 50,000 shares of preferred stock as Series B Preferred Stock and reserved such shares for issuance in connection with our incurrence of debt in 2008. See “Preferred Stock—Series B Preferred Stock,” below.

If we offer additional shares of preferred stock, the specific terms will be described in a prospectus supplement, including:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

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if other than the currency of the United States, the currency or currencies, including composite currencies, in which such preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

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whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected, including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

In some cases, the issuance of preferred stock could delay a change in control of us and make it more difficult to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to common stockholders. See “—Series B Preferred Stock” and “Rights Agreement,” below.

Series B Preferred Stock

As of March 31, 2010, there were 50,000 shares of Series B Preferred Stock authorized and no shares of Series B Preferred Stock outstanding. The liquidation preference of the Series B Preferred Stock is $5,000 per share.

Conversion. The Series B Preferred Stock is convertible into shares of our common stock on a 1 for 1,000 basis. The Series B Preferred Stock is only convertible either (i) by the purchaser who acquires the Series B Preferred Stock in a public offering, as defined in the rules of the exchange on which our common stock is then traded or (ii) by the holder of the Series B Preferred Stock, in any other transaction that would not require stockholder approval for the initial issuance of the Series B Preferred Stock under the rules of the exchange on which our common stock is then traded. The Series B Preferred Stock is required to receive the same dividends or other distributions made on our common stock. As a result, the number of shares issuable upon conversion of the Series B Preferred Stock will not change.

Liquidation. The Series B Preferred Stock ranks with respect to dividend rights and rights on liquidation, winding-up and dissolution of Cheniere evenly with our common stock. Upon a liquidation, each share of Series B Preferred Stock is entitled to receive the greater of its liquidation preference and the amount that would be payable on the number of shares of common stock into which it is then convertible, as if it had been converted immediately prior to the distribution.

Dividends. The Series B Preferred Stock is entitled to receive dividends when, as and if legally declared by our board of directors. If our board of directors declares a dividend on our common stock, it must pay an equal dividend on the Series B Preferred Stock, on an as-if converted basis.

Maturity and Redemption. The Series B Preferred Stock is perpetual and is not redeemable at the option of the holder or us at any time.

Voting. Each share of Series B Preferred Stock is entitled to vote with our common stock on all matters submitted to a vote of the stockholders. Each share of Series B Preferred Stock has 202.50 votes, which represented approximately 19.98% of the vote of our outstanding common stock as of August 15, 2008; provided that if the holders become entitled to purchase additional shares of Series B Preferred Stock described below, each share of Series B Preferred Stock will have its vote reduced so that the class does not exceed 10,125,000 votes. The Series B Preferred Stock has the right to vote separately as a class on certain matters that affect the rights of the Series B Preferred Stock.

As long as the Series B Preferred Stock remains outstanding, the holders of a majority of the Series B Preferred Stock have the right to nominate two individuals to our board of directors. One nominee will be a Class I Director and the second a Class III Director. In addition, the holders of a majority of the Series B Preferred Stock will be able to nominate, together with the board of directors, a third nominee, who will be an independent director, as a Class II Director. If any nominee is not elected to our board of directors by the stockholders, the holders of Series B Preferred Stock will have the right to select a different nominee, and our board of directors is obligated to fill the vacancy with such nominee.

Protective Provisions. In the event the rights under the Rights Agreement become exercisable for the purchase of shares of Series A Junior Participating Preferred Stock, each share of Series B Preferred Stock will become entitled to purchase additional shares, including fractional shares, of Series B Preferred Stock in an amount and at a price that would allow the Series B Preferred Stock to acquire, upon conversion, the same additional amount of our common stock and at the same price that would be issuable upon exercise of the rights.

Certain Provisions of Our Certificate of Incorporation, By-laws and Law

Our restated certificate of incorporation, as amended, and amended and restated by-laws, as amended, contain provisions that may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. Below is a description of certain of these provisions in our restated certificate of incorporation, as amended, and amended and restated by-laws.

Our restated certificate of incorporation, as amended, authorizes a class of undesignated preferred stock consisting of 5,000,000 shares, although 400,000 shares of preferred stock out of the 5,000,000 shares of authorized preferred stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance in connection with our Rights Agreement and 50,000 shares of preferred stock have been designated as Series B Preferred Stock and are reserved for issuance in connection with our incurrence of debt in 2008. Additional shares of preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the designations, powers, preferences, and rights applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such designations, powers, preferences, and rights is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of us.

Our restated certificate of incorporation, as amended, provides that any action required or permitted to be taken by our common stockholders must be taken at an annual or special meeting of stockholders and not by written consent.

Our restated certificate of incorporation, as amended, precludes the ability of our stockholders to call meetings of stockholders. Except as may be required by law and subject to the holders of rights of preferred stock, special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, our president, our secretary or by our board of directors pursuant to a resolution adopted by a majority of the members of the board of directors.

Our amended and restated by-laws, as amended, contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of our amended and restated by-laws, as amended. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

Our restated certificate of incorporation, as amended, divides our directors into three classes. A classified board significantly extends the time required to make any change in control of our board of directors and tends to discourage any hostile takeover bid for Cheniere.

Our restated certificate of incorporation, as amended, requires the vote of at least 66 2/3% of all of the shares of our capital stock which are entitled to vote, voting together as a single class, to take stockholder action to alter, amend, rescind or repeal any of our amended and restated by-laws, as amended, or to alter, amend, rescind or repeal provisions of our restated certificate of incorporation, as amended, or to adopt any provision inconsistent therewith relating to the classified board, the inability of stockholders to act by written consent, the inability of stockholders to call special meetings, the ability of our board of directors to adopt, alter, amend and repeal our amended and restated by-laws, as amended, and the supermajority voting provision. The “supermajority” voting provisions may discourage or deter a person from attempting to obtain control of Cheniere by making it more difficult to amend some provisions of our restated certificate of incorporation, as amended, or for the Company’s stockholders to amend any provision of our amended and restated by-laws, as amended, whether to eliminate provisions that have an anti-takeover effect or those that protect the interests of minority stockholders.

Although Section 214 of the DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, our restated certificate of incorporation, as amended, does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

As a Delaware corporation, we are subject to Section 203, or the business combination statute, of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. We have not adopted any provision in our restated certificate of incorporation, as amended, or amended and restated by-laws, as amended, electing not to be governed by the Delaware business combination statute. As a result, the statute is applicable to business combinations involving us.

Rights Agreement

On October 13, 2004, pursuant to a Rights Agreement, dated as of October 14, 2004, as amended, between us and Computershare Trust Company, N.A., our board of directors declared a dividend of one right, or a Right, to purchase one “Unit” consisting of one one-thousandth share of our Series A Junior Participating Preferred Stock for each outstanding share of our common stock. Each Right entitles the registered holder, after the occurrence of a “Distribution Date” as defined in the Rights Agreement and described below, to exercise the right to purchase from us one Unit of Series A Junior Participating Preferred Stock at an exercise price of $700, subject to adjustment.

Distribution Date. The Rights will separate from our common stock and become exercisable upon the earlier of: (i) the tenth day after a person or group of affiliated or associated persons (an “Acquiring Person”) publicly announces that it has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, or (ii) 10 business days (or such later date as may be determined by action of our board of directors taken prior to a person or group becoming an Acquiring Person) following the commencement or announcement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock. The earlier of such dates is referred to as the “Distribution Date.”

Expiration of Rights. The Rights will expire on the earliest of October 14, 2014 or redemption or exchange of the Rights as described below.

Initial Exercise of the Rights. Following the Distribution Date, and until the occurrence of one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and payment of the purchase price therefor, one Unit of Series A Junior Participating Preferred Stock.

Right to Buy Units of Series A Junior Participating Preferred Stock. Unless the Rights are earlier redeemed, in the event that the Distribution Date occurs and a person or group becomes an Acquiring Person, then each holder of a Right that has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Units of Series A Junior Participating Preferred Stock having a value equal to two times the purchase price therefor.

Right to Buy Acquiring Company Stock. Similarly, unless the Rights are earlier exercised, exchanged or redeemed, in the event that, after the Distribution Date occurs and a person or group becomes an Acquiring Person, (i) we are acquired in a merger or other business combination transaction, or (ii) 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right that has not theretofore been exercised, exchanged or redeemed (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

Exchange Provision. At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of our outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio calculated pursuant to the Rights Agreement.

Redemption. At any time on or prior to the earlier of the time a person becomes an Acquiring Person and the close of business on the final expiration date of the Rights Agreement, we may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

Adjustments to Prevent Dilution. The Purchase Price payable, the number of Rights and the number of Units of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by us as set forth in the Rights Agreement. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

No Stockholders’ Rights Prior to Exercise. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Cheniere (other than any rights resulting from such holder’s ownership of our common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes that do not adversely affect the interests of Rights holders (other than the Acquiring Person).

Rights and Preferences of the Series A Junior Participating Preferred Stock. Each Unit of Series A Junior Participating Preferred Stock has rights and preferences substantially equivalent to those of one share of our common stock.

No Voting Rights. Rights will not have any voting rights.

Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation, as amended, provides for indemnification of our directors and officers to the fullest extent permitted by applicable law. Our amended and restated by-laws, as amended, also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to our best interests.

We have also entered into indemnification agreements with all of our directors and elected officers. The indemnification agreements provide that we will indemnify these officers and directors to the fullest extent permitted by our restated certificate of incorporation, as amended, amended and restated by-laws, as amended, and applicable law. The indemnification agreements also provide that these officers and directors shall be entitled to the advancement of fees as permitted by applicable law and sets out the procedures required under the agreements for determining entitlement to and obtaining indemnification and expense advancement.

We also have director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York Mellon, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “we,” “us” and “our” refer to Cheniere Energy, Inc., and not to any of our subsidiaries or affiliates.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

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either: (a) we are the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

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the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;

•	we or the successor will not immediately be in default under such indenture; and

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we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with Article Eight of the indenture and that all conditions precedent set forth in such indenture relating to such transaction have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture, except in the case of a lease.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant, a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant, a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to the trustee. If they provide this indemnification, and subject to the conditions set forth in the indenture, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the subsidiary guarantees, if any, may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6) make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, the guarantors, if any, and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended

(the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and our and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we or any guarantor is a party or by which we or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7) we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8) we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9) we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities and guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we or the guarantors, if any, have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums then due and payable under such indenture by us; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, which state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Stockholders

No director, manager, officer, employee, incorporator, partner, member or stockholder of the company or any guarantor, as such, shall have any liability for any of our or the guarantors’ obligations under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under “— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived, or

•

any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities, rights or units. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. If we issue warrants, we may do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the securities purchasable upon the exercise of such warrants;

•	the exercise price;

•	the aggregate number of warrants to be issued;

•	the principal amount of securities purchasable upon exercise of each warrant;

•	the price or prices at which each warrant will be issued;

•	the procedures for exercising the warrants;

•	the date upon which the exercise of warrants will commence;

•	the expiration date, and any other material terms of the warrants; and

•	any other terms of such warrants, including the terms, procedures and limitations relating to the exchange and exercise of such warrants.

The warrants do not confer upon the holders thereof any voting or other rights of stockholders.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock, preferred stock, debt securities, warrants or units. The rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the persons purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby underwriting or other arrangement with one or more underwriters or other purchasers pursuant to which such underwriters or other purchasers may be required to purchase any offered securities remaining unsubscribed for after such rights offering.

Each series of rights will be issued under a separate rights agreement that we will enter into with one or more banks, trust companies or other financial institutions, as rights agent, all of which will be set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement relating to any rights that we offer will include specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the price, if any, per right;

•	the exercise price payable for each share of debt securities, common stock, preferred stock, warrants or units upon the exercise of the rights;

•	the number of rights issued or to be issued to each stockholder;

•	the number and terms of the shares of debt securities, common stock, preferred stock, warrants or units that may be purchased per each right;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the respective dates on which the holder’s ability to exercise the rights shall commence and shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, debt securities, warrants, rights or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the common stock, preferred stock, debt securities, warrants and rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling securities, and any commissions that will be paid to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in a prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

Agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE Amex Equities, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in a prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that an agreement is reached for the sale of securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell securities.

If we use a dealer, we act as principal, will sell securities to the dealer. The dealer will then sell securities to the public at varying prices that the dealer will determine at the time it sells securities. We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, and we may directly sell securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered by us under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the NYSE Amex Equities. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the NYSE Amex Equities, or such other exchanges as our common stock may be listed for trading at the time of issuance, subject to official notice of issuance. We can not give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel. If such counsel to underwriters passes on legal matters in connection with an offering of securities made by this prospectus, and a related prospectus supplement, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Cheniere Energy, Inc. appearing in Cheniere Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

21,000,000 Shares

Cheniere Energy, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Credit Suisse